                             U.S. TRUST CORPORATION
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

                                                   THREE MONTH PERIODS                     NINE MONTH PERIODS
                                                   ENDED SEPTEMBER 30,                    ENDED SEPTEMBER 30,
                                           ------------------------------------   -------------------------------------
                                                 1996                1995                1996                1995
                                           ----------------    ----------------   ------------------   ----------------
PRIMARY NET INCOME PER SHARE:
Net Income                                     $ 10,212,000       $(73,662,000)       $ 29,663,000       $(59,667,000)
Plus Dividend Equivalent on Deferred
     Long-Term Performance Plan Awards
     (After-Tax)                                    106,576                 --             312,052                 --
                                               ------------        -----------        ------------       ------------

Adjusted Net Income                            $ 10,318,576       $(73,662,000)       $ 29,975,052       $(59,667,000)
                                               ============       ============        ============       ============

Weighted average number of common
     shares outstanding                           9,778,257          9,689,851           9,770,088          9,603,647
Add average shares issuable under stock-
     based benefit plans                            839,617                 --             810,941                 --
                                               ------------       ------------        ------------       ------------

     Total Common and Common
         Equivalent Shares                       10,617,874          9,689,851          10,581,029          9,603,647
                                               ============      =============        ============       ============

Primary Net Income Per Share                   $       0.97      $       (7.60)       $       2.83       $      (6.21)

FULLY DILUTED NET INCOME PER SHARE:

Net Income                                     $ 10,212,000       $(73,662,000)       $ 29,663,000       $(59,667,000)
Plus Dividend Equivalent on Deferred
     Long-Term Performance Plan Awards
     (After-Tax)                                    106,576                 --             312,052                 --
                                               ------------        ------------       ------------       ------------

Adjusted Net Income                            $ 10,318,576       $(73,662,000)       $ 29,975,052       $(59,667,000)
                                               ============       ============        ============       ============

Weighted average number of common
     shares outstanding                           9,778,257          9,689,851           9,770,088          9,603,647
Add maximum dilutive impact of average
     shares issuable under stock-based
     benefit plans                                  873,211                 --             864,689                 --
                                               ------------       ------------        ------------       ------------

     Total Dilutive Shares                       10,651,468          9,689,851          10,634,777          9,603,647
                                               ============       ============        ============       ============

Fully Diluted Net Income Per Share             $       0.97       $      (7.60)       $       2.82       $      (6.21)
                                               ============       ============        ============       ============